(NASDAQ:OSBC)		Exhibit 99.1

Contact:	Bradley S. Adams	For Immediate Release
	Chief Financial Officer	January 25, 2023
(630) 906-5484

Old Second Bancorp, Inc. Reports Fourth Quarter 2022 Net Income of $23.6 Million,

or $0.52 per Diluted Share

AURORA, IL, January 25, 2023 – Old Second Bancorp, Inc. (the “Company,” “Old Second,” “we,” “us,” and “our”) (NASDAQ: OSBC), the parent company of Old Second National Bank (the “Bank”), today announced financial results for the fourth quarter of 2022.  Our net income was $23.6 million, or $0.52 per diluted share, for the fourth quarter of 2022, compared to net income of $19.5 million, or $0.43 per diluted share, for the third quarter of 2022, and a net loss of $9.1 million, or $0.26 per diluted share, for the fourth quarter of 2021. Adjusted net income, a non-GAAP financial measure that excludes pre-tax amounts of $645,000 of acquisition related costs, and net of gains totaling $28,000 from branch sales, all related to our acquisition of West Suburban Bancorp, Inc. (“West Suburban”) on December 1, 2021, was $24.1 million, or $0.53 per diluted share, for the fourth quarter of 2022.  See the discussion entitled “Non-GAAP Presentations” below and the tables beginning on page 17 that provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

The increase in net income in the fourth quarter of 2022 was primarily due to net interest and dividend income of $64.1 million, which increased $8.5 million from the third quarter of 2022 primarily due to the impact of market interest rate increases on loans and securities, and increased $35.5 million from the fourth quarter of 2021.  The fourth quarter of 2022 also included pre-tax net losses on the sale of securities of $910,000 and a $431,000 pre-tax mark to market loss on mortgage servicing rights (“MSRs”), compared to a $548,000 pre-tax gain on MSRs in the third quarter of 2022, and a $1.5 million pre-tax gain on MSRs in the fourth quarter of 2021.

Operating Results

●	Fourth quarter 2022 net income was $23.6 million, reflecting an increase in earnings of $4.1 million from the third quarter 2022, and an increase of $32.7 million from the fourth quarter of 2021. Adjusted net income, a non-GAAP financial measure that excludes acquisition-related costs, net of gains on branch sales, was $24.1 million for the fourth quarter of 2022, an increase of $4.4 million from adjusted net income for the third quarter of 2022, and an increase of $11.6 million from adjusted net income for the fourth quarter of 2021.
●	Net interest and dividend income was $64.1 million for the fourth quarter of 2022, an increase of $8.5 million, or 15.3%, from the third quarter of 2022, and an increase of $35.5 million, or 124.1%, from fourth quarter of 2021.
●	Interest and dividend income for the fourth quarter of 2022 was $67.7 million, an increase of $9.7 million from the third quarter of 2022, and an increase of $37.0 million from the fourth quarter 2021. Growth in interest and dividend income in 2022 reflected the market interest rate increases in 2022, as well as the inclusion of West Suburban loan and securities income.
●	Interest expense for the fourth quarter of 2022 was $3.7 million, an increase of $1.2 million from the third quarter of 2022, and an increase of $1.5 million from the fourth quarter of 2021. The year-over-year increase in interest expense stems primarily from an increase in average interest bearing deposits and the interest paid on short-term FHLB advances during the fourth quarter of 2022, which were partially offset by the pay down of $10.1 million of notes payable and other borrowings year over year.
●	We recorded a net provision for credit losses of $1.5 million in the fourth quarter of 2022, compared to a net provision for credit losses of $4.5 million in the third quarter of 2022, and a net provision for credit losses of $12.3 million in the fourth quarter of 2021. The decrease in the net provision in the fourth quarter of 2022 compared to the linked quarter was primarily due to a reduction in loan growth and improved credit metrics, and the reduction from the prior year like quarter was due to the higher provision level recorded in the fourth quarter of 2021 stemming from the Day Two accounting adjustments applied to the West Suburban loan portfolio acquired on December 1, 2021.
●	Noninterest income was $8.9 million for the fourth quarter of 2022, a decrease of $2.6 million, or 22.2%, compared to $11.5 million for the third quarter of 2022, and a decrease of $1.8 million, or 16.4%, compared to $10.7 million for the fourth quarter of 2021. The $2.6 million decrease from the prior quarter was primarily due to a decrease in net mortgage banking income of $1.1 million, an increase in securities losses, net, of $909,000, and an $871,000 decrease in other income, primarily due to gains recorded in the third quarter of 2022 on the sale of a Visa credit card portfolio and the sale of a land trust portfolio. The $1.8 million decrease in the fourth quarter of 2022, compared to the fourth quarter of 2021, was primarily due to a decrease in net mortgage banking income of $3.2 million, primarily due to a decline in the volume of mortgages being originated due to rising market interest rates in 2022, as well as a $431,000 pre-tax mark to market loss recorded in the fourth quarter of 2022 compared to a $1.5 million pre-tax gain recorded in the fourth quarter of 2021. This reduction was partially offset by an increase of $880,000 in service charges on deposits, and an $819,000 increase in card related income in the fourth quarter of 2022, compared to the like quarter of 2021, due to a full quarter of West Suburban activity in the current year.
●	Noninterest expense was $39.7 million for the fourth quarter of 2022, an increase of $3.7 million, or 10.3% compared to $36.0 million for the third quarter of 2022, and an increase of $1.2 million, or 3.0%, compared to $38.5 million for the fourth quarter of 2021. The increase from the third quarter of 2022 is the result of an increase in salary and employee benefits and computer and data processing expense, partially offset by lower card related expenses. The increase from the fourth quarter of 2021 is primarily due to growth in salaries and employee benefits expenses recorded in the fourth quarter of 2022, primarily stemming from a full quarter of the additional employees included due to the West Suburban acquisition, as well as higher salary rates being paid in 2022, partially offset by reductions in consulting and management fees, occupancy, furniture and equipment, and computer and data processing.
●	We had a provision for income tax of $8.2 million for the fourth quarter of 2022, compared to a provision for income tax of $7.1 million for the third quarter of 2022 and an income tax benefit of $2.5 million for the fourth quarter of 2021. The increase in tax expense for the fourth quarter of 2022 over both prior periods was due to an increase in pre-tax income.
●	On January 17, 2023, our Board of Directors declared a cash dividend of $0.05 per share payable on February 6, 2023, to stockholders of record as of January 27, 2023.

President and Chief Executive Officer Jim Eccher said “Old Second reported strong results in the fourth quarter as we earned $23.6 million in net income and an ROATCE of 28%, while strengthening the balance sheet and making prudent investments in the future of the franchise. This robust earnings growth demonstrates the strength of our core deposit franchise highlighted by 67 basis points of linked quarter tax equivalent net interest margin expansion to 4.63%.  Loans were essentially unchanged in the fourth quarter but up 13% compared to December 31, 2021, and we remain confident in our ability to grow loans meaningfully in 2023.   The efficiency ratio in the fourth quarter was approximately 52% on a GAAP basis and reflects not only the cost saves from our most recent acquisition, but also tremendous success in realizing returns on the investments in lending teams and sales people over the last twelve months. Fourth quarter return on average assets and return on average equity were 1.58% and 21.09%, respectively, and represent a return to the type of performance we had been accustomed to prior to the pandemic. We are pleased with both the improvement and absolute levels of credit metrics this quarter, though we remain mindful and diligent in monitoring trends both within the portfolio and more broadly.

“The return of relatively higher market interest rates has allowed us the opportunity to demonstrate the strength of the franchise that we are building here at Old Second. Asset repricing should continue in the coming quarters which will allow for additional improvement in our core trends. Deposit repricing is expected to remain excellent but will be modestly higher in the near future as we respond to competitors and take the necessary steps to protect our greatest strength.  Continuing strong results should allow us to compound book value and continue to quickly build capital back to our targeted levels following our acquisition late last year.  I feel reasonably safe in commenting that Old Second delivered upon most of the goals we set for ourselves this past year and believe we have excellent momentum for the future.  Our focus next year is squarely on customer acquisition and capitalizing on growth opportunities in our markets while making the investments to manage risk and provide quality service and customer experience. We are excited for the opportunities ahead of us and believe we have the resources and momentum to focus on growth and building a better Old Second for our stockholders, communities and customers. We are second because they come first.”

Capital Ratios

	Minimum Capital	Well Capitalized
	Adequacy with	Under Prompt
	Capital Conservation	Corrective Action	December 31,	September 30,	December 31,
	Buffer, if applicable[1]	Provisions[2]	2022	2022	2021
The Company
Common equity tier 1 capital ratio	7.00%	N/A	9.67%	9.16%	9.46%
Total risk-based capital ratio	10.50%	N/A	12.52%	11.99%	12.55%
Tier 1 risk-based capital ratio	8.50%	N/A	10.20%	9.68%	10.06%
Tier 1 leverage ratio	4.00%	N/A	8.14%	7.70%	7.81%

The Bank
Common equity tier 1 capital ratio	7.00%	6.50%	11.70%	11.60%	12.41%
Total risk-based capital ratio	10.50%	10.00%	12.75%	12.64%	13.46%
Tier 1 risk-based capital ratio	8.50%	8.00%	11.70%	11.60%	12.41%
Tier 1 leverage ratio	4.00%	5.00%	9.32%	9.24%	9.58%

1 Amounts are shown inclusive of a capital conservation buffer of 2.50%.

2 The prompt corrective action provisions are only applicable at the Bank level.

The ratios shown above exceed levels required to be considered “well capitalized.”

Asset Quality & Earning Assets

●	Nonperforming loans totaled $32.9 million at December 31, 2022 and $44.7 million at December 31, 2021. Nonperforming loans with a total net book value of $23.8 million were acquired through our acquisition of West Suburban in December 2021. Credit metrics reflected decreases in nonperforming loans from the linked quarter and year over year due to remediation efforts that are ongoing, and management is carefully monitoring loans considered to be in a classified status. Nonperforming loans, as a percent of total loans were 0.9% at December 31, 2022, 1.4% at September 30, 2022, and 1.3% at December 31, 2021.
●	OREO assets totaled $1.6 million at both December 31, 2022 and September 30, 2022 compared to $2.4 million at December 31, 2021. There were no transfers to OREO from loans and there were no properties sold during the fourth quarter of 2022. Nonperforming assets, as a percent of total loans plus OREO, was 0.9% at December 31, 2022, and 1.4% at both September 30, 2022 and December 31, 2021.
●	Total loans were $3.87 billion at December 31, 2022, reflecting an increase of $275,000 compared to September 30, 2022, and an increase of $448.8 million compared to December 31, 2021. The increase in the year over year quarter was largely driven by commercial real estate and lease growth. Average loans (including loans held-for-sale) for the fourth quarter of 2022 totaled $3.88 billion, reflecting an increase of $125.1 million from the third quarter of 2022 and an increase of $1.49 billion from the fourth quarter of 2021.
●	Available-for-sale securities totaled $1.54 billion at December 31, 2022, compared to $1.61 billion at September 30, 2022, and $1.69 billion at December 31, 2021. Total securities available-for-sale decreased compared to the linked quarter due to paydowns and maturities of $48.4 million, sales of $27.7 million resulting in realized net losses of $910,000, which were partially offset by $7.5 million in unrealized gains during the quarter. No securities were purchased in the fourth quarter of 2022. The decrease in the year over year period is due to a combination of paydowns and maturities, as well as sales and unrealized losses. The unrealized mark to market loss on securities totaled $123.5 million as of December 31, 2022, compared to $131.0 million as of September 30, 2022, and an unrealized mark to market gain of $15.5 million as of December 31, 2021, due to market interest rate increases as well as changes year over year in the composition of the securities portfolio.

Net Interest Income

Analysis of Average Balances,
Tax Equivalent Income / Expense and Rates
(Dollars in thousands - unaudited)

	Quarters Ended
	December 31, 2022			September 30, 2022			December 31, 2021
	Average	Income /	Rate	Average	Income /	Rate	Average	Income /	Rate
	Balance	Expense	%	Balance	Expense	%	Balance	Expense	%
Assets
Interest earning deposits with financial institutions	$50,377	$461	3.63	$131,260	$663	2.00	$587,721	$225	0.15
Securities:
Taxable	1,404,437	10,495	2.96	1,525,258	9,116	2.37	842,962	2,867	1.35
Non-taxable (TE)[1]	171,567	1,697	3.92	178,090	1,686	3.76	189,697	1,613	3.38
Total securities (TE)[1]	1,576,004	12,192	3.07	1,703,348	10,802	2.52	1,032,659	4,480	1.72
Dividends from FHLBC and FRBC	19,534	259	5.26	19,565	261	5.29	11,042	114	4.10
Loans and loans held-for-sale[1,2]	3,878,228	55,195	5.65	3,753,117	46,642	4.93	2,392,631	26,314	4.36
Total interest earning assets	5,524,143	68,107	4.89	5,607,290	58,368	4.13	4,024,053	31,133	3.07
Cash and due from banks	56,531	-	-	56,265	-	-	34,225	-	-
Allowance for credit losses on loans	(48,778)	-	-	(45,449)	-	-	(34,567)	-	-
Other noninterest bearing assets	395,726	-	-	377,850	-	-	287,762	-	-
Total assets	$5,927,622			$5,995,956			$4,311,473

Liabilities and Stockholders' Equity
NOW accounts	$623,408	$225	0.14	$612,174	$148	0.10	$774,367	$85	0.04
Money market accounts	901,950	477	0.21	967,106	157	0.06	611,651	142	0.09
Savings accounts	1,155,409	74	0.03	1,186,001	75	0.03	705,124	68	0.04
Time deposits	450,111	571	0.50	459,925	335	0.29	370,919	271	0.29
Interest bearing deposits	3,130,878	1,347	0.17	3,225,206	715	0.09	2,462,061	566	0.09
Securities sold under repurchase agreements	33,275	10	0.12	33,733	10	0.12	47,571	14	0.12
Other short-term borrowings	44,293	436	3.91	5,435	44	3.21	-	-	-
Junior subordinated debentures	25,773	287	4.42	25,773	285	4.39	25,773	283	4.36
Subordinated debentures	59,286	546	3.65	59,265	546	3.66	59,201	546	3.66
Senior notes	44,572	891	7.93	44,546	728	6.48	44,468	673	6.00
Notes payable and other borrowings	9,978	137	5.45	10,989	111	4.01	20,090	108	2.13
Total interest bearing liabilities	3,348,055	3,654	0.43	3,404,947	2,439	0.28	2,659,164	2,190	0.33
Noninterest bearing deposits	2,083,503	-	-	2,092,301	-	-	1,200,445	-	-
Other liabilities	51,753	-	-	34,949	-	-	68,552	-	-
Stockholders' equity	444,311	-	-	463,759	-	-	383,312	-	-
Total liabilities and stockholders' equity	$5,927,622			$5,995,956			$4,311,473
Net interest income (GAAP)		$64,091			$55,569			$28,600
Net interest margin (GAAP)			4.60			3.93			2.82

Net interest income (TE)[1]		$64,453			$55,929			$28,943
Net interest margin (TE)[1]			4.63			3.96			2.85
Interest bearing liabilities to earning assets	60.61%			60.72%			66.08%

1 Tax equivalent (TE) basis is calculated using a marginal tax rate of 21% in 2022 and 2021. See the discussion entitled “Non-GAAP Presentations” below and the tables beginning on page 17 that provides a reconciliation of each non-GAAP measures to the most comparable GAAP equivalent.

2 Interest income from loans is shown on a tax equivalent basis, which is a non-GAAP financial measure as discussed in the table on page 17, and includes fees of $917,000, $750,000, and $1.5 million for the fourth quarter of 2022, third quarter of 2022, and the fourth quarter of 2021, respectively. Nonaccrual loans are included in the above stated average balances.

Net interest income (TE) was $64.5 million for the fourth quarter of December 31, 2022, which reflects an increase of $8.5 million compared to the third quarter of 2022, and an increase of $35.5 million compared to the fourth quarter of 2021.  The tax equivalent adjustment for the fourth quarter of 2022 was $362,000 compared to $360,000 in the third quarter 2022, and $343,000 for the fourth quarter of 2021.  Average interest earning assets decreased $83.1 million to $5.52 billion for the fourth quarter of 2022, compared to the third quarter of 2022, due to decreases in interest earning deposits with financial institutions and securities, partially offset by an increase in loans and loans held-for-sale.  Average interest earning assets increased $1.50 billion in the fourth quarter of 2022, compared to the fourth quarter of

2021, primarily due to our West Suburban acquisition. Average loans, including loans held-for-sale, increased $125.1 million for the fourth quarter of 2022, compared to the third quarter of 2022, and increased $1.49 billion compared to the fourth quarter of 2021.  The yield on loans for the fourth quarter of 2022 increased 72 basis points compared to the third quarter of 2022 and increased 129 basis points compared to the fourth quarter of 2021.

A decrease of $127.3 million in the average balance of securities for the fourth quarter of 2022, compared to the third quarter of 2022, was offset by the increase in market interest rates, as increasing yields on our variable rate securities resulted in an increase of $1.4 million to interest income (TE).  Significantly higher average balances and higher yields in the fourth quarter of 2022, compared to the fourth quarter of 2021, resulted in a $7.7 million increase in interest income (TE) on securities in the fourth quarter of 2022.  The average yield on total securities available-for-sale increased 135 basis points year over year.  We acquired $1.07 billion of securities with our acquisition of West Suburban in December 2021, and securities activity in the fourth quarter 2022 consisted of $48.4 million of paydowns, calls and maturities, and $27.7 million of sales.  Our overall yield on tax equivalent municipal securities was 3.92% for the fourth quarter of 2022, compared to 3.76% for the third quarter of 2022 and 3.38% for the fourth quarter of 2021.

The yield on average earning assets increased 76 basis points in the fourth quarter of 2022, compared to the third quarter of 2022, and increased 182 basis points compared to the fourth quarter of 2021.  Changes in the interest rate environment impact the portfolio at varying intervals depending on the repricing timeline of loans, as well as the securities maturity and purchase activity.

Average interest bearing liabilities decreased $56.9 million in the fourth quarter of 2022, compared to the third quarter of 2022, driven primarily by a $105.6 million decrease in money market accounts, savings accounts, and time deposits.  Average interest bearing liabilities increased $688.9 million in the fourth quarter of 2022, compared to the fourth quarter of 2021, primarily driven by a $668.8 million increase in interest bearing deposits from our acquisition of West Suburban, partially offset by a $14.3 million decrease in repurchase agreements, and a $10.1 million decrease in notes payable and other borrowings.  The decrease in deposits from the third quarter of 2022 are attributable to customer usage of funds, and we paid down $1.0 million of notes payable in the fourth quarter of 2022.  The cost of interest bearing liabilities for the fourth quarter of 2022 increased to 43 basis points compared to 28 basis points for the third quarter of 2022 and increased 10 basis points from 33 basis points for the fourth quarter of 2021. An increase in our average noninterest bearing demand deposits of $883.1 million in the year over year period has assisted us in controlling our cost of funds stemming from average interest bearing deposits and borrowings; cost of funds, which includes the impact of noninterest bearing deposits, totaled 0.27% for the fourth quarter of 2022, compared to 0.18% for the third quarter of 2022 and 0.23% in the fourth quarter of 2021.

Our net interest margin (GAAP) increased 67 basis points to 4.60% for the fourth quarter of 2022, compared to 3.93% for the third quarter of 2022, and increased 178 basis points compared to 2.82% for the fourth quarter of 2021. Our net interest margin (TE) increased 67 basis points to 4.63% for the fourth quarter of 2022, compared to 3.96% for the third quarter 2022, and increased 178 basis points compared to 2.85% for the fourth quarter of 2021. The increases year over year were due primarily to the increased level of market interest rates over much of the past year, and the related rate resets on loans and securities during the past year. See the discussion entitled “Non-GAAP Presentations” and the tables beginning on page 17 that provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Noninterest Income

				4th Quarter 2022
Noninterest Income	Three Months Ended			Percent Change From
(Dollars in thousands)	December 31,	September 30,	December 31,	September 30,	December 31,
	2022	2022	2021	2022	2021
Wealth management	$2,403	$2,280	$2,495	5.4	(3.7)
Service charges on deposits	2,499	2,661	1,619	(6.1)	54.4
Residential mortgage banking revenue
Secondary mortgage fees	62	81	210	(23.5)	(70.5)
MSRs mark to market (loss) gain	(431)	548	1,462	(178.6)	(129.5)
Mortgage servicing income	518	514	535	0.8	(3.2)
Net gain on sales of mortgage loans	340	449	1,498	(24.3)	(77.3)
Total residential mortgage banking revenue	489	1,592	3,705	(69.3)	(86.8)
Securities losses, net	(910)	(1)	(14)	N/M	N/M
Change in cash surrender value of BOLI	376	146	228	157.5	64.9
Card related income	2,795	2,653	1,976	5.4	41.4
Other income	1,294	2,165	693	(40.2)	86.7
Total noninterest income	$8,946	$11,496	$10,702	(22.2)	(16.4)

N/M - Not meaningful.

Noninterest income decreased $2.6 million, or 22.2%, in the fourth quarter of 2022, compared to the third quarter of 2022, and decreased $1.8 million, or 16.4%, compared to the fourth quarter of 2021.  The decrease from the third quarter of 2022 was primarily driven by $1.1 million decline in residential mortgage banking revenue attributable to an increase in mark to market losses on MSRs of $979,000, as well as a $109,000 reduction in net gain on the sale of mortgage loans. The variance in mortgage banking is derived from the changing interest rate environment experienced during the third and fourth quarters and the resultant negative impact on interest rate lock commitments, as well as a decline in the fair value of MSRs during the fourth quarter. Also contributing to the decrease of noninterest income in the fourth quarter of 2022, compared to the prior quarter, were securities losses, net, of $910,000, and a reduction in other income of $871,000 primarily due to gains on the sales of the Visa card and land trust portfolios in the third quarter of 2022.  These decreases in noninterest income in the fourth quarter of 2022, compared to the third quarter of 2022, were partially offset by a $123,000 increase in wealth management fees, a $230,000 increase in the cash surrender value of BOLI, and a $142,000 increase in card related income.

The decrease in noninterest income of $1.8 million in the fourth quarter of 2022, compared to the fourth quarter of 2021, is primarily due to a decrease of $3.2 million in residential mortgage banking revenue due to increases in interest rates in 2022 affecting the mortgage banking origination volume and related derivative revenue. An increase in security losses of $896,000 for the year over year quarter also contributed to the decrease over the two periods. The decreases in noninterest income in the fourth quarter of 2022, compared to the fourth quarter of 2021, were partially offset by a $880,000 increase in services charges of deposits, a $148,000 increase in the cash surrender value on BOLI, a $819,000 increase in card related income, and a $601,000 increase in other income, all related to a full quarter of West Suburban activity in the fourth quarter of 2022.

Noninterest Expense

				4th Quarter 2022
Noninterest Expense	Three Months Ended			Percent Change From
(Dollars in thousands)	December 31,	September 30,	December 31,	September 30,	December 31,
	2022	2022	2021	2022	2021
Salaries	$17,487	$14,711	$14,164	18.9	23.5
Officers incentive	3,876	2,787	1,292	39.1	200.0
Benefits and other	2,900	3,513	2,869	(17.4)	1.1
Total salaries and employee benefits	24,263	21,011	18,325	15.5	32.4
Occupancy, furniture and equipment expense	4,128	4,119	6,360	0.2	(35.1)
Computer and data processing	2,978	2,543	3,857	17.1	(22.8)
FDIC insurance	630	659	371	(4.4)	69.8
General bank insurance	298	257	360	16.0	(17.2)
Amortization of core deposit intangible asset	645	657	296	(1.8)	117.9
Advertising expense	130	83	81	56.6	60.5
Card related expense	1,304	1,453	657	(10.3)	98.5
Legal fees	225	212	451	6.1	(50.1)
Consulting & management fees	679	607	4,091	11.9	(83.4)
Other real estate owned expense, net	34	22	14	54.5	142.9
Other expense	4,370	4,365	3,652	0.1	19.7
Total noninterest expense	$39,684	$35,988	$38,515	10.3	3.0
Efficiency ratio (GAAP)[1]	52.44%	53.08%	100.51%
Adjusted efficiency ratio (non-GAAP)[2]	51.29%	51.90%	66.49%

1 The efficiency ratio shown in the table above is a GAAP financial measure calculated as noninterest expense, excluding amortization of core deposits and OREO expenses, divided by the sum of net interest income and total noninterest income less net gains or losses on securities and mark to market gains or losses on MSRs.

2 The adjusted efficiency ratio shown in the table above is a non-GAAP financial measure calculated as noninterest expense, excluding amortization of core deposits, OREO expenses, and acquisition-related costs, net of gains on branch sales, divided by the sum of net interest income on a fully tax equivalent basis, total noninterest income less net gains or losses on securities, mark to market gains or losses on MSRs, and nonrecurring gains on the sale of Visa credit card and land trust portfolios, and includes a tax equivalent adjustment on the change in cash surrender value of BOLI.  See the discussion entitled “Non-GAAP Presentations” below and the table on page 18 that provides a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent.

Noninterest expense for the fourth quarter of 2022 increased $3.7 million, or 10.3%, compared to the third quarter of 2022, and increased $1.2 million, or 3.0%, compared to the fourth quarter of 2021.  The increase in the fourth quarter of 2022 compared to the third quarter was attributable to a $3.3 million increase in salaries and employee benefits primarily due to an increase in employee salary rates, and an increase in computer and data processing costs, primarily due to timing of software contracts and incentives.  Partially offsetting the increase in noninterest expense in the fourth quarter of 2022 was a $149,000 decrease in our card related expense, compared to the third quarter, due to a timing difference in the third quarter with card related invoices.

The year over year increase in noninterest expense is primarily attributable to a $5.9 million increase in salaries and employee benefits, a $259,000 increase in FDIC insurance, a $349,000 increase in the amortization of core deposit intangibles, a $647,000 increase in card related expense, and a $718,000 increase in other expense. Officer incentive compensation increased $2.6 million in the fourth quarter of 2022, compared to the fourth quarter of 2021, as incentive accruals increased in the current year due to the acquisition of West Suburban, as well as growth in our commercial and sponsored finance lending teams.  The increase in other expense was due primarily to growth in bill payment services and commercial loan related costs, primarily due to higher volumes of activity in the fourth quarter of 2022.  Partially offsetting the increase in noninterest expense in the fourth quarter of 2022, compared to the fourth quarter of 2021, was a $2.2 million decrease in occupancy, furniture and equipment, and a $3.4 million decrease in consulting and management fees, as acquisition related costs such as fixed asset writedowns and investment banker fees, were incurred in late 2021.

Earning Assets

				December 31, 2022
Loans	As of			Percent Change From
(dollars in thousands)	December 31,	September 30,	December 31,	September 30,	December 31,
	2022	2022	2021	2022	2021
Commercial	$840,964	$888,081	$771,474	(5.3)	9.0
Leases	277,385	251,603	176,031	10.2	57.6
Commercial real estate – investor	987,635	941,910	799,928	4.9	23.5
Commercial real estate – owner occupied	854,879	876,951	731,845	(2.5)	16.8
Construction	180,535	176,700	206,132	2.2	(12.4)
Residential real estate – investor	57,353	59,580	63,399	(3.7)	(9.5)
Residential real estate – owner occupied	219,718	220,969	213,248	(0.6)	3.0
Multifamily	323,691	322,856	309,164	0.3	4.7
HELOC	109,202	116,108	126,290	(5.9)	(13.5)
Other[1]	18,247	14,576	23,293	25.2	(21.7)
Total loans	$3,869,609	$3,869,334	$3,420,804	0.0	13.1

1 Other class includes consumer loans and overdrafts.

Total loans increased by $275,000 at December 31, 2022, compared to September 30, 2022, and increased $448.8 million for the year over year period.  Loan growth of $448.8 million in the year over year period was driven by originations of loans with new lending groups, such as the sponsor finance team, as well as growth in commercial, leasing and commercial real estate loans.  As required by ASU 2016-13, per adoption of the Current Expected Credit Losses accounting standard (“CECL”), the balance (or amortized cost basis) of purchased credit deteriorated loans (or “PCD loans”) acquired in our acquisitions are carried on a gross basis (rather than net of the associated credit loss estimate), and the expected credit losses for PCD loans are estimated and separately recognized as part of the allowance for credit losses.

				December 31, 2022
Securities	As of			Percent Change From
(dollars in thousands)	December 31,	September 30,	December 31,	September 30,	December 31,
	2022	2022	2021	2022	2021
Securities available-for-sale, at fair value
U.S. Treasury	$212,129	$211,097	$202,339	0.5	4.8
U.S. government agencies	56,048	55,963	61,888	0.2	(9.4)
U.S. government agency mortgage-backed	124,990	127,626	172,302	(2.1)	(27.5)
States and political subdivisions	226,128	224,259	257,609	0.8	(12.2)
Corporate bonds	9,622	9,544	9,887	0.8	(2.7)
Collateralized mortgage obligations	533,768	587,846	672,967	(9.2)	(20.7)
Asset-backed securities	201,928	219,587	236,877	(8.0)	(14.8)
Collateralized loan obligations	174,746	173,837	79,763	0.5	119.1
Total securities available-for-sale	$1,539,359	$1,609,759	$1,693,632	(4.4)	(9.1)

Our securities portfolio totaled $1.54 billion as of December 31, 2022, a decrease of $70.4 million from $1.61 billion as of September 30, 2022, and a decrease of $154.3 million from $1.69 billion as of December 31, 2021. The decrease in the portfolio during the fourth quarter of 2022, compared to the prior quarter, was driven primarily by $48.4 million of calls and pay downs on securities held, and sales of $27.7 million, as well as the effect of changing market conditions, which resulted in a $7.5 million increase in the portfolio’s market value. There were no purchases during the fourth quarter, and the sale of $27.7 million of securities resulted in net realized losses of $910,000. The year over year decrease is the result of $279.8 million of paydowns, $31.0 million of sales resulting in $944,000 of net realized losses, as well as a year over year change in unrealized losses of $138.9 million as of December 31, 2022, due to the rising rate environment. These reductions to the securities portfolio were partially offset by $301.6 million of purchases during 2022.  The portfolio currently consists of high quality fixed-rate and floating-rate securities, with all except one rated AA or better, displaying an effective duration of approximately 3.0 years.

Asset Quality

				December 31, 2022
Nonperforming assets	As of			Percent Change From
(dollars in thousands)	December 31,	September 30,	December 31,	September 30,	December 31,
	2022	2022	2021	2022	2021
Nonaccrual loans	$31,602	$32,126	$41,531	(1.6)	(23.9)
Performing troubled debt restructured loans accruing interest	49	22	25	122.7	96.0
Loans past due 90 days or more and still accruing interest	1,262	20,752	3,110	(93.9)	(59.4)
Total nonperforming loans	32,913	52,900	44,666	(37.8)	(26.3)
Other real estate owned	1,561	1,561	2,356	-	(33.7)
Total nonperforming assets	$34,474	$54,461	$47,022	(36.7)	(26.7)

30-89 days past due loans and still accruing interest	$7,508	$8,379	$10,679
Nonaccrual loans to total loans	0.8%	0.8%	1.2%
Nonperforming loans to total loans	0.9%	1.4%	1.3%
Nonperforming assets to total loans plus OREO	0.9%	1.4%	1.4%
Purchased credit-deteriorated loans to total loans	2.0%	2.1%	3.1%

Allowance for credit losses	$49,480	$48,847	$44,281
Allowance for credit losses to total loans	1.3%	1.3%	1.3%
Allowance for credit losses to nonaccrual loans	156.6%	152.1%	106.6%

Nonperforming loans consist of nonaccrual loans, performing troubled debt restructured loans accruing interest and loans 90 days or more past due and still accruing interest.  PCD loans acquired in our acquisitions of West Suburban and ABC Bank totaled $77.2 million, net of purchase accounting adjustments, at December 31, 2022.  PCD loans that meet the definition of nonperforming loans are included in our nonperforming disclosures.  Nonperforming loans to total loans was 0.9% for the fourth quarter of 2022, 1.4% for the third quarter of 2022, and 1.3% for the fourth quarter of 2021. Nonperforming assets to total loans plus OREO was 0.9% for the fourth quarter of 2022, and 1.4% for both the third quarter of 2022, and the fourth quarter of 2021. Our allowance for credit losses to total loans was 1.3% for the fourth quarter of 2022, the third quarter of 2022, and the fourth quarter of 2021.

The following table shows classified loans by segment, which include nonaccrual loans, performing troubled debt restructurings, PCD loans if the risk rating so indicates, and all other loans considered substandard, for the following periods.

				December 31, 2022
Classified loans	As of			Percent Change From
(dollars in thousands)	December 31,	September 30,	December 31,	September 30,	December 31,
	2022	2022	2021	2022	2021
Commercial	$26,485	$31,722	$32,712	(16.5)	(19.0)
Leases	1,876	235	3,754	N/M	(50.0)
Commercial real estate – investor	27,410	28,252	10,667	(3.0)	157.0
Commercial real estate – owner occupied	40,890	42,698	15,429	(4.2)	165.0
Construction	1,333	1,347	2,104	(1.0)	(36.6)
Residential real estate – investor	1,714	1,285	1,265	33.4	35.5
Residential real estate – owner occupied	3,854	3,929	5,099	(1.9)	(24.4)
Multifamily	2,954	1,982	2,278	49.0	29.7
HELOC	2,411	2,278	1,423	5.8	69.4
Other[1]	2	2	10	-	(80.0)
Total classified loans	$108,929	$113,730	$74,741	(4.2)	45.7

N/M – Not meaningful

1 Other class includes consumer loans and overdrafts.

The $4.8 million decrease in classified loans since September 30, 2022, was driven by the collection of payments, charge-offs or upgrades to certain substandard loans during the fourth quarter of 2022.  Reductions in commercial and commercial real estate loans were noted in the fourth quarter of 2022 from the linked quarter due to ongoing remediation efforts.

Allowance for Credit Losses on Loans and Unfunded Commitments

At December 31, 2022, our allowance for credit losses (“ACL”) on loans totaled $49.5 million, and our ACL on unfunded commitments, included in other liabilities, totaled $5.1 million.  In the fourth quarter of 2022, we recorded provision expense of $1.5 million based on historical loss rate updates, loan growth, our assessment of nonperforming loan metrics and trends, and estimated future credit losses. The fourth quarter’s provision expense consisted of a $1.6 million provision for credit losses on loans, and a $74,000 reversal of provision for credit losses on unfunded commitments.  We recorded net charge-offs of $940,000 in the fourth quarter of 2022, which reduced the ACL. In the third quarter of 2022, we recorded provision expense on loans of $3.5 million, based on our assessment of nonperforming loan metrics and trends and estimated future credit losses, and a $973,000 provision expense related to our reserve on unfunded commitments, primarily due to an updated analysis of line utilization rates over the past twelve months.  These two entries resulted in a $4.5 million net impact to the provision for credit losses for the third quarter of 2022. In the fourth quarter of 2021, due to our acquisition of West Suburban, a Day One purchase accounting credit mark of $12.1 million and a Day Two provision of $12.3 million related to the credit mark for estimated lifetime credit losses on non-PCD loans acquired was recorded.  These increases to the ACL were partially offset by $4.7 million of net charge-offs recorded during the fourth quarter of 2021, and a release of the ACL on legacy bank loans of $2.3 million based on updates to our loss forecasts. Our ACL on loans to total loans was 1.3% as of December 31, 2022, September 30, 2022, and December 31, 2021.

The $297,000 decrease in our ACL on unfunded commitments at December 31, 2022, compared to September 30, 2022 is driven by a $74,000 reversal of provision expense in the quarter primarily due to an updated line utilization assessment in the fourth quarter of 2022, and $223,000 of purchase accounting accretion recorded during the quarter.  The ACL on unfunded commitments totaled $5.1 million as of December 31, 2022, $5.4 million as of September 30, 2022, and $6.2 million as of December 31, 2021.

Net Charge-off Summary

Loan Charge–offs, net of recoveries	Quarters Ended
(dollars in thousands)	December 31,	% of	September 30,	% of	December 31,	% of
	2022	Total [2]	2022	Total [2]	2021	Total [2]
Commercial	$(8)	(0.9)	$20	29.4	$441	9.3
Leases	191	20.3	178	261.8	37	0.8
Commercial real estate – Investor	776	82.6	105	154.4	2,603	55.1
Commercial real estate – Owner occupied	(2)	(0.2)	(75)	(110.3)	1,748	37.0
Residential real estate – Investor	(7)	(0.7)	(8)	(11.8)	(8)	(0.2)
Residential real estate – Owner occupied	-	-	(113)	(166.2)	(30)	(0.6)
Multifamily	(6)	(0.6)	(63)	(92.6)	-	-
HELOC	(38)	(4.0)	(35)	(51.5)	(105)	(2.2)
Other [1]	34	3.5	59	86.8	38	0.8
Net charge–offs / (recoveries)	$940	100.0	$68	100.0	$4,724	100.0

1 Other class includes consumer loans and overdrafts.

2 Represents the percentage of net charge-offs attributable to each category of loans.

Gross charge-offs for the fourth quarter of 2022 were $1.1 million, compared to $484,000 for the third quarter of 2022 and $5.2 million for the fourth quarter of 2021.  Gross recoveries were $136,000 for the fourth quarter of 2022, compared to $416,000 for the third quarter of 2022, and $497,000 for the fourth quarter of 2021.  Continued recoveries are indicative of the ongoing aggressive efforts by management to effectively manage and resolve prior charge-offs.

Deposits

Total deposits were $5.11 billion at December 31, 2022, a decrease of $170.6 million compared to $5.28 billion at September 30, 2022, primarily due to a decline in our savings, NOW, and money market accounts of $109.5 million. In addition, demand deposits decreased $46.4 million and time deposits decreased $14.7 million from September 30, 2022 to December 31, 2022. Total deposits decreased $355.5 million in the year over year period, due to declines in our demand deposits of $36.0 million, savings, NOW, and money market accounts of $257.7 million, and time deposits of $61.9 million.

Borrowings

As of December 31, 2022, we had $90.0 million in other short-term borrowings due to a short-term FHLB advance.  As of September 30, 2022, we had $25.0 million in other short-term borrowings, and we had no short-term borrowings outstanding as of December 31, 2021.

We were indebted on senior notes totaling $44.6 million, net of deferred issuance costs, as of December 31, 2022.  We were also indebted on $25.8 million of junior subordinated debentures, net of deferred issuance costs, which is related to the trust preferred securities issued by our statutory trust subsidiary, Old Second Capital Trust II.  Subordinated debt totaled $59.3 million as of December 31, 2022, consisting of $60.0 million in principal issued on April 6, 2021, net of debt issuance cost of $703,000.  As of December 31, 2022, compared to September 30, 2022, notes payable and other borrowings decreased $1.0 million and is comprised of $9.0 million outstanding on a $20.0 million term note we originated to facilitate the March 2020 redemption of our trust preferred securities and related junior subordinated debentures issued by Old Second Capital Trust I.

Non-GAAP Presentations

Management has disclosed in this earnings release certain non-GAAP financial measures to evaluate and measure our performance, including the presentation of adjusted net income, net interest income and net interest margin on a fully taxable equivalent basis, and our efficiency ratio calculations on a taxable equivalent basis. The net interest margin fully taxable equivalent is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period.  Consistent with industry practice, management has disclosed the efficiency ratio including and excluding certain items, which is discussed in the noninterest expense presentation on page 7.

We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons.  We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis.  We believe these measures provide investors with information regarding balance sheet profitability, and we believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing, and comparing past, present and future periods.

These non-GAAP financial measures should not be considered as a substitute for GAAP financial measures, and we strongly encourage investors to review the GAAP financial measures included in this earnings release and not to place undue reliance upon any single financial measure. In addition, because non-GAAP financial measures are not standardized, it may not be possible to compare the non-GAAP financial measures presented in this earnings release with other companies’ non-GAAP financial measures having the same or similar names. The tables beginning on page 17 provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP equivalent.

Cautionary Note Regarding Forward-Looking Statements

This earnings release and statements by our management may contain forward-looking statements within the Private Securities Litigation Reform Act of 1995.  Forward looking statements can be identified by words such as “should,” “anticipate,” “expect,” “estimate,” “intend,” “believe,” “may,” “likely,” “will,” “forecast,” “project,” “looking forward,” “optimistic,” “hopeful,” “potential,” “progress,” “prospect,” “remain”, “trend,” “momentum” or other statements that indicate future periods.  Examples of forward-looking statements include, but are not limited to, statements regarding the economic outlook, loan growth, pipelines and customer activity, statements regarding our expectations with respect to the yield curve, and statements regarding the potential for expanded margins and future growth. Such forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements, (1) the strength of the United States economy in general and the strength of the local economies in which we conduct our operations may be different than expected, including, but not limited to, due to the negative impacts and disruptions resulting from the COVID-19 pandemic on the economies and communities we serve, which has had and may continue to have an adverse impact on our business, operations and performance, and could continue to have a negative impact on our credit portfolio, share price, borrowers, and on the economy as a whole, both domestically and globally; (2) the rate of delinquencies and amounts of charge-offs, the level of allowance for credit loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (3) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action; (4) risks related to future acquisitions, if any, including execution and integration risks; (5) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on us; (6) changes in interest rates, which may affect our net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of our assets, including our investment securities;  (7) with respect to the acquisition of West Suburban, the possibility that the anticipated benefits of the transaction, including anticipated cost savings and strategic gains, are not realized when expected or at all, including as a result of the impact of, or problems arising from, the continued integration of the two companies or as a result of other unexpected factors or events; and (8) the adverse effects of events beyond our control that may have a destabilizing effect on financial markets and the economy, such as epidemics and pandemics, war or terrorist activities, essential utility outages, deterioration in the global economy, instability in the credit markets, disruptions in our customers’ supply chains or disruption in transportation.  Additional risks and uncertainties are contained in the “Risk Factors” and forward-looking statements disclosure in our most recent Annual Report on Form 10-K, and Quarterly Reports on Form 10-Q. The inclusion of this forward-looking information should not be construed as a representation by us or any person that future events, plans, or expectations contemplated by us will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Conference Call

We will host a call on Thursday, January 26, 2023, at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss our fourth quarter 2022 financial results.  Investors may listen to our call via telephone by dialing 888-506-0062, using Entry Code 685093.  Investors should call into the dial-in number set forth above at least 10 minutes prior to the scheduled start of the call.

A replay of the call will be available until 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on February 2, 2023, by dialing 877-481-4010, using Conference ID: 47379.

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	(unaudited)
	December 31,	December 31,
	2022	2021
Assets
Cash and due from banks	$56,632	$38,565
Interest earning deposits with financial institutions	58,545	713,542
Cash and cash equivalents	115,177	752,107
Securities available-for-sale, at fair value	1,539,359	1,693,632
Federal Home Loan Bank Chicago ("FHLBC") and Federal Reserve Bank Chicago ("FRBC") stock	20,530	13,257
Loans held-for-sale	491	4,737
Loans	3,869,609	3,420,804
Less: allowance for credit losses on loans	49,480	44,281
Net loans	3,820,129	3,376,523
Premises and equipment, net	76,923	88,005
Other real estate owned	1,561	2,356
Mortgage servicing rights, at fair value	11,189	7,097
Goodwill	86,478	86,332
Core deposit intangible	13,678	16,304
Bank-owned life insurance ("BOLI")	106,608	105,300
Deferred tax assets, net	44,750	6,100
Other assets	51,444	60,439
Total assets	$5,888,317	$6,212,189

Liabilities
Deposits:
Noninterest bearing demand	$2,051,702	$2,087,649
Interest bearing:
Savings, NOW, and money market	2,617,100	2,874,773
Time	441,921	503,810
Total deposits	5,110,723	5,466,232
Securities sold under repurchase agreements	32,156	50,337
Other short-term borrowings	90,000	-
Junior subordinated debentures	25,773	25,773
Subordinated debentures	59,297	59,212
Senior notes	44,585	44,480
Notes payable and other borrowings	9,000	19,074
Other liabilities	55,642	45,054
Total liabilities	5,427,176	5,710,162

Stockholders’ Equity
Common stock	44,705	44,705
Additional paid-in capital	202,276	202,443
Retained earnings	310,512	252,011
Accumulated other comprehensive (loss) income	(93,124)	8,768
Treasury stock	(3,228)	(5,900)
Total stockholders’ equity	461,141	502,027
Total liabilities and stockholders’ equity	$5,888,317	$6,212,189

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except share data)

	(unaudited)		(unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Interest and dividend income
Loans, including fees	$55,170	$26,276	$176,379	$90,613
Loans held-for-sale	19	34	130	165
Securities:
Taxable	10,495	2,867	31,566	8,168
Tax exempt	1,341	1,274	5,287	5,107
Dividends from FHLBC and FRBC stock	259	114	936	456
Interest bearing deposits with financial institutions	461	225	2,175	656
Total interest and dividend income	67,745	30,790	216,473	105,165
Interest expense
Savings, NOW, and money market deposits	776	295	1,900	961
Time deposits	571	271	1,448	1,510
Securities sold under repurchase agreements	10	14	40	82
Other short-term borrowings	436	-	480	-
Junior subordinated debentures	287	283	1,136	1,133
Subordinated debentures	546	546	2,185	1,610
Senior notes	891	673	2,682	2,692
Notes payable and other borrowings	137	108	446	462
Total interest expense	3,654	2,190	10,317	8,450
Net interest and dividend income	64,091	28,600	206,156	96,715
Provision for credit losses	1,500	12,326	6,550	4,326
Net interest and dividend income after provision for credit losses	62,591	16,274	199,606	92,389
Noninterest income
Wealth management	2,403	2,495	9,887	9,408
Service charges on deposits	2,499	1,619	9,562	5,403
Secondary mortgage fees	62	210	332	1,044
Mortgage servicing rights mark to market (loss) gain	(431)	1,462	3,177	1,261
Mortgage servicing income	518	535	2,130	2,181
Net gain on sales of mortgage loans	340	1,498	2,022	9,300
Securities (losses) gains, net	(910)	(14)	(944)	232
Change in cash surrender value of BOLI	376	228	718	1,390
Card related income	2,795	1,976	10,989	6,712
Other income	1,294	693	5,243	2,329
Total noninterest income	8,946	10,702	43,116	39,260
Noninterest expense
Salaries and employee benefits	24,263	18,325	86,573	57,691
Occupancy, furniture and equipment	4,128	6,360	14,992	13,548
Computer and data processing	2,978	3,857	15,795	7,936
FDIC insurance	630	371	2,401	975
General bank insurance	298	360	1,221	1,214
Amortization of core deposit intangible	645	296	2,626	644
Advertising expense	130	81	589	343
Card related expense	1,304	657	4,348	2,538
Legal fees	225	451	873	1,096
Consulting & management fees	679	4,091	2,425	5,005
Other real estate expense, net	34	14	131	151
Other expense	4,370	3,652	19,199	12,641
Total noninterest expense	39,684	38,515	151,173	103,782
Income (loss) before income taxes	31,853	(11,539)	91,549	27,867
Provision for (benefit from) income taxes	8,238	(2,472)	24,144	7,823
Net income (loss)	$23,615	$(9,067)	$67,405	$20,044

Basic earnings per share	$0.53	$(0.27)	$1.51	$0.66
Diluted earnings per share	0.52	(0.26)	1.49	0.65
Dividends declared per share	0.05	0.05	0.20	0.16

Ending common shares outstanding	44,582,311	44,461,045	44,582,311	44,461,045
Weighted-average basic shares outstanding	44,578,830	28,707,737	44,526,655	30,208,663
Weighted-average diluted shares outstanding	45,228,212	29,230,280	45,213,088	30,737,862

Old Second Bancorp, Inc. and Subsidiaries

Quarterly Consolidated Average Balance

(In thousands, unaudited)

	2021				2022
Assets	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr
Cash and due from banks	$28,461	$29,985	$29,760	$34,225	$42,972	$53,371	$56,265	$56,531
Interest earning deposits with financial institutions	359,576	499,555	523,561	587,721	635,302	426,820	131,260	50,377
Cash and cash equivalents	388,037	529,540	553,321	621,946	678,274	480,191	187,525	106,908

Securities available-for-sale, at fair value	532,230	614,066	663,450	1,032,273	1,807,875	1,792,099	1,703,348	1,576,004
FHLBC and FRBC stock	9,917	9,917	9,917	11,042	16,066	20,994	19,565	19,534
Loans held-for-sale	8,616	4,860	4,908	4,271	6,707	3,050	2,020	1,224
Loans	2,006,157	1,926,105	1,884,788	2,388,746	3,397,827	3,505,806	3,751,097	3,877,004
Less: allowance for credit losses on loans	34,540	31,024	28,639	34,567	44,341	44,354	45,449	48,778
Net loans	1,971,617	1,895,081	1,856,149	2,354,179	3,353,486	3,461,452	3,705,648	3,828,226

Premises and equipment, net	45,378	44,847	44,451	59,796	87,564	84,599	80,239	77,127
Other real estate owned	2,213	2,053	1,930	1,954	2,399	1,850	1,578	1,561
Mortgage servicing rights, at fair value	4,814	5,499	5,020	5,555	8,218	10,525	10,639	11,322
Goodwill	18,604	18,604	18,604	19,340	86,332	86,332	86,333	86,477
Core deposit intangible	2,115	1,998	1,883	6,747	15,977	15,286	14,561	13,950
Bank-owned life insurance ("BOLI")	63,259	63,633	64,008	78,217	105,396	105,463	105,448	105,754
Deferred tax assets, net	8,228	7,782	6,487	9,273	10,689	27,154	31,738	50,533
Other assets	42,877	40,952	43,032	106,880	54,412	43,100	47,314	49,002
Total other assets	187,488	185,368	185,415	287,762	370,987	374,309	377,850	395,726
Total assets	$3,097,905	$3,238,832	$3,273,160	$4,311,473	$6,233,395	$6,132,095	$5,995,956	$5,927,622

Liabilities
Deposits:
Noninterest bearing demand	$937,039	$1,012,163	$1,029,705	$1,200,445	$2,099,283	$2,120,428	$2,092,301	$2,083,503
Interest bearing:
Savings, NOW, and money market	1,237,177	1,301,444	1,341,536	2,091,380	2,893,508	2,871,861	2,765,281	2,680,767
Time	399,310	359,635	331,482	370,919	495,452	469,009	459,925	450,111
Total deposits	2,573,526	2,673,242	2,702,723	3,662,744	5,488,243	5,461,298	5,317,507	5,214,381

Securities sold under repurchase agreements	82,475	67,737	46,339	47,571	39,204	34,496	33,733	33,275
Other short-term borrowings	-	1	-	-	-	-	5,435	44,293
Junior subordinated debentures	25,773	25,773	25,773	25,773	25,773	25,773	25,773	25,773
Subordinated debentures	-	56,081	59,180	59,201	59,222	59,244	59,265	59,286
Senior notes	44,389	44,415	44,441	44,468	44,494	44,520	44,546	44,572
Notes payable and other borrowings	23,330	22,250	21,171	20,090	19,009	13,103	10,989	9,978
Other liabilities	37,801	36,553	53,370	68,314	60,818	32,636	34,949	51,753
Total liabilities	2,787,294	2,926,052	2,952,997	3,928,161	5,736,763	5,671,070	5,532,197	5,483,311

Stockholders' equity
Common stock	34,957	34,957	34,958	38,248	44,705	44,705	44,705	44,705
Additional paid-in capital	121,578	120,359	120,857	148,528	202,828	202,544	201,570	201,973
Retained earnings	242,201	251,134	258,944	260,181	258,073	267,912	284,302	301,753
Accumulated other comprehensive income (loss)	14,496	13,971	14,965	10,986	(3,074)	(49,151)	(63,216)	(100,817)
Treasury stock	(102,621)	(107,641)	(109,561)	(74,631)	(5,900)	(4,985)	(3,602)	(3,303)
Total stockholders' equity	310,611	312,780	320,163	383,312	496,632	461,025	463,759	444,311
Total liabilities and stockholders' equity	$3,097,905	$3,238,832	$3,273,160	$4,311,473	$6,233,395	$6,132,095	$5,995,956	$5,927,622

Total Earning Assets	$2,916,496	$3,054,503	$3,086,624	$4,024,053	$5,863,777	$5,748,769	$5,607,290	$5,524,143
Total Interest Bearing Liabilities	1,812,454	1,877,336	1,869,922	2,659,402	3,576,662	3,518,006	3,404,947	3,348,055

Old Second Bancorp, Inc. and Subsidiaries

Quarterly Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	2021				2022
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr
Interest and Dividend Income
Loans, including fees	$22,207	$20,815	$21,315	$26,276	$36,366	$38,229	$46,614	55,170
Loans held-for-sale	55	38	39	34	57	32	22	19
Securities:
Taxable	1,615	1,832	1,854	2,867	5,169	6,786	9,116	10,495
Tax exempt	1,307	1,259	1,266	1,274	1,317	1,297	1,332	1,341
Dividends from FHLB and FRBC stock	115	113	114	114	153	263	261	259
Interest bearing deposits with financial institutions	92	137	203	225	269	782	663	461
Total interest and dividend income	25,391	24,194	24,791	30,790	43,331	47,389	58,008	67,745
Interest Expense
Savings, NOW, and money market deposits	241	217	209	295	397	347	380	776
Time deposits	500	409	330	271	277	265	335	571
Securities sold under repurchase agreements	31	21	15	14	11	9	10	10
Other short-term borrowings	-	-	-	-	-		44	436
Junior subordinated debentures	280	284	286	283	280	284	285	287
Subordinated debentures	-	517	547	546	546	547	546	546
Senior notes	673	673	673	673	485	578	728	891
Notes payable and other borrowings	123	119	113	108	103	95	111	137
Total interest expense	1,848	2,240	2,173	2,190	2,099	2,125	2,439	3,654
Net interest and dividend income	23,543	21,954	22,618	28,600	41,232	45,264	55,569	64,091
(Release of) provision for credit losses	(3,000)	(3,500)	(1,500)	12,326	-	550	4,500	1,500
Net interest and dividend income after (release of) provision for credit losses	26,543	25,454	24,118	16,274	41,232	44,714	51,069	62,591
Noninterest Income
Wealth management	2,151	2,389	2,372	2,495	2,698	2,506	2,280	2,403
Service charges on deposits	1,195	1,221	1,368	1,619	2,074	2,328	2,661	2,499
Secondary mortgage fees	322	272	240	210	139	50	81	62
Mortgage servicing rights mark to market gain (loss)	1,113	(1,033)	(282)	1,462	2,978	82	548	(431)
Mortgage servicing income	567	507	572	535	519	579	514	518
Net gain (loss) on sales of mortgage loans	3,721	1,895	2,186	1,498	1,495	(262)	449	340
Securities gains (losses), net	-	2	244	(14)	-	(33)	(1)	(910)
Change in cash surrender value of BOLI	334	423	406	228	124	72	146	376
Card related income	1,447	1,666	1,624	1,976	2,574	2,967	2,653	2,795
Other income	450	577	610	693	862	922	2,165	1,294
Total noninterest income	11,300	7,919	9,340	10,702	13,463	9,211	11,496	8,946
Noninterest Expense
Salaries and employee benefits	13,506	12,896	12,964	18,325	19,967	21,332	21,011	24,263
Occupancy, furniture and equipment	2,467	2,303	2,418	6,360	3,699	3,046	4,119	4,128
Computer and data processing	1,298	1,304	1,477	3,857	6,268	4,006	2,543	2,978
FDIC insurance	201	192	211	371	410	702	659	630
General bank insurance	276	277	301	360	315	351	257	298
Amortization of core deposit intangible	120	115	113	296	665	659	657	645
Advertising expense	60	95	107	81	182	194	83	130
Card related expense	593	626	662	657	534	1,057	1,453	1,304
Legal fees	55	135	455	451	257	179	212	225
Consulting & management fees	417	250	247	4,091	616	523	607	679
Other real estate expense (gain), net	36	77	25	14	(12)	87	22	34
Other expense	2,709	3,131	3,149	3,652	5,351	5,113	4,365	4,370
Total noninterest expense	21,738	21,401	22,129	38,515	38,252	37,249	35,988	39,684
Income (loss) before income taxes	16,105	11,972	11,329	(11,539)	16,443	16,676	26,577	31,853
Provision for (benefit from) income taxes	4,226	3,152	2,917	(2,472)	4,423	4,429	7,054	8,238
Net income (loss)	$11,879	$8,820	$8,412	$(9,067)	$12,020	$12,247	$19,523	$23,615

Basic earnings per share (GAAP)	$0.41	$0.30	$0.30	$(0.27)	$0.27	$0.28	$0.43	$0.53
Diluted earnings per share (GAAP)	0.40	0.30	0.29	(0.26)	0.27	0.27	0.43	0.52
Dividends paid per share	0.01	0.05	0.05	0.05	0.05	0.05	0.05	0.05

Reconciliation of Non-GAAP Financial Measures

The tables below provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure for the periods indicated. Dollar amounts below in thousands:

	Quarters Ended
	December 31,	September 30,	December 31,
	2022	2022	2021
Net Income
Income before income taxes (GAAP)	$31,853	$26,577	$(11,539)
Pre-tax income adjustments:
Provision for credit losses - Day Two	-	-	14,625
Merger-related costs, net of gains/losses on branch sales	617	1,061	12,765
Gains on the sale of Visa credit card and land trust portfolios	-	(923)	-
Adjusted net income before taxes	32,470	26,715	15,851
Taxes on adjusted net income	8,398	7,091	3,396
Adjusted net income (non-GAAP)	$24,072	$19,624	$12,455

Basic earnings per share (GAAP)	$0.53	$0.43	$(0.27)
Diluted earnings per share (GAAP)	0.52	0.43	(0.26)
Adjusted basic earnings per share excluding acquisition-related costs (non-GAAP)	0.54	0.44	0.37
Adjusted diluted earnings per share excluding acquisition-related costs (non-GAAP)	0.53	0.43	0.36

	Quarters Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2022	2022	2021	2022	2021
Net Interest Margin
Interest income (GAAP)	$67,745	$58,008	$30,790	$216,473	$105,165
Taxable-equivalent adjustment:
Loans	6	6	4	23	15
Securities	356	354	339	1,405	1,357
Interest income (TE)	68,107	58,368	31,133	217,901	106,537
Interest expense (GAAP)	3,654	2,439	2,190	10,317	8,450
Net interest income (TE)	$64,453	$55,929	$28,943	$207,584	$98,087
Net interest income (GAAP)	$64,091	$55,569	$28,600	$206,156	$96,715
Average interest earning assets	$5,524,143	$5,607,290	$4,024,053	$5,684,862	$3,272,951
Net interest margin (GAAP)	4.60%	3.93%	2.82%	3.63%	2.95%
Net interest margin (TE)	4.63%	3.96%	2.85%	3.65%	3.00%

	GAAP			Non-GAAP
	Three Months Ended			Three Months Ended
	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,
	2022	2022	2021	2022	2022	2021
Efficiency Ratio / Adjusted Efficiency Ratio

Noninterest expense	$39,684	$35,988	$38,515	$39,684	$35,988	$38,515
Less amortization of core deposit	645	657	296	645	657	296
Less other real estate expense, net	34	22	14	34	22	14
Less acquisition related costs, net of gain on branch sales	N/A	N/A	N/A	617	1,061	12,766
Noninterest expense less adjustments	$39,005	$35,309	$38,205	$38,388	$34,248	$25,439

Net interest income	$64,091	$55,569	$28,600	$64,091	$55,569	$28,600
Taxable-equivalent adjustment:
Loans	N/A	N/A	N/A	6	6	4
Securities	N/A	N/A	N/A	356	354	339
Net interest income including adjustments	64,091	55,569	28,600	64,453	55,929	28,943
Noninterest income	8,946	11,496	10,702	8,946	11,496	10,702
Less securities losses	(910)	(1)	(14)	(910)	(1)	(14)
Less MSRs mark to market (loss) gain	(431)	548	1,462	(431)	548	1,462
Less gain on Visa credit card portfolio sale	N/A	N/A	N/A	-	743	-
Less gain on sale of land trust portfolio	N/A	N/A	N/A	-	180	-
Taxable-equivalent adjustment:
Change in cash surrender value of BOLI	N/A	N/A	N/A	100	39	61
Noninterest income (less) / including adjustments	10,287	10,949	9,254	10,387	10,065	9,315

Net interest income including adjustments plus noninterest income (less) / including adjustments	$74,378	$66,518	$37,854	$74,840	$65,994	$38,258
Efficiency ratio / Adjusted efficiency ratio	52.44%	53.08%	100.93%	51.29%	51.90%	66.49%

	Quarters Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2022	2022	2021	2022	2021
Return on Average Tangible Common Equity Ratio

Net income (loss) (GAAP)	$23,615	$19,523	$(9,067)	$67,405	$20,044

Income before income taxes (GAAP)	$31,853	$26,577	$(11,539)	$91,549	$27,867
Pre-tax income adjustments:
Provision for credit losses - Day Two	-	-	14,625	-	14,625
Merger-related costs, net of gains on branch sales	617	1,061	12,765	9,144	13,190
Gains on the sale of Visa credit card and land trust portfolios	-	(953)	-	(923)	-
Amortization of core deposit intangibles	645	657	296	2,627	644
Adjusted net income, excluding intangibles amortization, before taxes	33,115	27,342	16,147	102,397	56,326
Taxes on adjusted net income	8,564	7,257	3,459	27,033	13,958
Adjusted net income, excluding intangibles amortization (non-GAAP)	$24,551	$20,085	$12,688	$75,364	$42,368

Total Average Common Equity	$444,311	463,759	$383,312	$466,281	$331,883
Less Average goodwill and intangible assets	100,427	100,894	26,087	101,306	21,985
Average tangible common equity (non-GAAP)	$343,884	$362,865	$357,225	$364,975	$309,898

Return on average common equity (GAAP)	21.09%	16.70%	(9.38)%	14.46%	6.04%
Adjusted return on average tangible common equity (non-GAAP)	28.33%	21.96%	14.09%	20.65%	13.67%